Exhibit 99.1
Echo Therapeutics, Inc. Announces 2012 Financial Results

Philadelphia, PA – March 18, 2013 – Echo Therapeutics, Inc. (Nasdaq: ECTE), a company developing its needle-free Symphony® CGM System as a non-invasive, wireless, transdermal continuous glucose monitoring system, today announced financial results for the year ended December 31, 2012.  Echo’s Annual Report on Form 10-K, as filed with the SEC, will be available by visiting the Investors section of Echo’s website at www.echotx.com.

Recent Corporate Highlights:

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Echo was granted International Standards Organization (ISO) 13485:2003 certification of its quality system.  ISO 13485:2003 is an internationally recognized standard that prescribes consistent processes for the development, design and manufacturing of medical devices and represents an important step toward attaining CE Mark approval and marketing Symphony in the European Union.

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Echo added key marketing, regulatory and manufacturing executives to its management team as part of the company’s plan to finalize the development and commercialization of Symphony and other products contemplated in its growth strategy.

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Echo completed a $3.5 million public offering in December 2012 and a nearly $11.8 million public offering in February 2013.  Echo also voluntarily prepaid the $3 million outstanding balance under its $20 million credit facility with Platinum-Montaur Life Sciences, LLC.

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Echo participated in various major medical conferences and symposia.  In 2012, Echo presented data in oral presentations at the American Diabetes Association (ADA) Scientific Sessions and at the Annual Diabetes Technology Meeting.  In January of this year, Echo presented data during a poster presentation at the Society of Critical Care Medicine’s (SCCM) Critical Care Congress. In February, Echo exhibited at the International Conference on Advanced Technology & Treatments for Diabetes (ATTD).

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In 2012, Echo successfully completed two clinical trials of Symphony in critically ill patients that showed that Symphony consistently and effectively monitors patient glucose levels and has the potential to be an important tool for the tracking and trending of glucose in the hospital setting.

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Echo received multiple patents that provide its products with long-term market protection.  Echo currently holds 8 U.S. patents and at least 70 foreign patents, and has at least 25 patent applications pending in the U.S. and foreign countries.

“As anticipated, much of 2012 was focused on the aggressive product development and testing of the Symphony CGM System as exemplified by what we believe are favorable clinical trial results and the addition of experienced senior marketing, regulatory and manufacturing management team members,” commented Patrick T. Mooney, M.D., Chairman and Chief Executive Officer of Echo Therapeutics.  “Additionally, we raised significant capital through a series of public offerings.  With a strengthened balance sheet, simplified capital structure, and experienced management team, Echo is focused on the continued, accelerated pace of product finalization and clinical validation necessary for regulatory clearance of Symphony in both Europe and the U.S.”

Fiscal Year 2012 Financial Results

For fiscal year 2012, the Company was principally involved with the product development and clinical studies of its Symphony CGM System. Echo's net loss for fiscal year 2012 was $12.3 million, or ($0.31) per share, compared to $16.7 million, or ($0.49) per share during 2011.  The operating loss for the year ended December 31, 2012 was $15.0 million compared to $8.3 million for the year ended December 31, 2011.  Research and development expenses were $8.7 million for the year ended December 31, 2012 compared to $3.8 million for the year ended December 31, 2011.  The increase in research and development expenses was primarily related to increased development, regulatory and clinical expenses, as well as manufacturing preparation costs.  General and administrative expenses were $6.4 million during 2012 compared to $4.9 million in 2011.   The increase in general and administrative expenses was primarily due to increased personnel costs, legal costs, and expenses related to the addition of our corporate office.  Echo reported a cash balance of approximately $3.7 million as of December 31, 2012.

Conference Call

Management will host a conference call today starting at 9:00 AM EST.  To listen and/or participate in the call, please dial (877) 317-6789 and reference conference number 10026357.  The archived audiocast will be available for fourteen days following the call by visiting the Events section of Echo's website at www.echotx.com.

About Echo Therapeutics

Echo Therapeutics is developing the Symphony CGM System as a non-invasive, wireless, transdermal continuous glucose monitoring system.  Our target is patients who could benefit from glucose monitoring in the hospital setting, including critical care.  Significant opportunity also exists for patients with diabetes to use Symphony in the outpatient setting.  Echo is also developing its needle-free skin preparation component of Symphony, the Prelude® SkinPrep System, as a platform technology to enhance drug delivery of topical pharmaceuticals.

Cautionary Statement Regarding Forward Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to regulatory approvals and the success of Echo's ongoing studies, including the safety and efficacy of Echo's Symphony CGM System, the failure of future development and preliminary marketing efforts related to Echo's Symphony CGM and Prelude SkinPrep Systems, Echo's ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Echo's and its partners' ability to develop, market and sell diagnostic and transdermal drug delivery products based on its skin permeation platform technologies, including the Symphony CGM and Prelude SkinPrep Systems, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to its Symphony CGM and Prelude SkinPrep Systems. These and other risks and uncertainties are identified and described in more detail in Echo's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2011, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Echo undertakes no obligation to publicly update or revise any forward-looking statements.

For More Information:
Christine H. Olimpio
Director, Investor Relations and Corporate Communications
(215) 717-4104

Connect With Us:
- Visit our website at www.echotx.com
- Follow us on Twitter at www.twitter.com/echotx
- Join us on Facebook at www.facebook.com/echotx

Echo Therapeutics, Inc.
Condensed Consolidated Balance Sheets
	December 31, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$3,747,210	$8,995,571
Other current assets	1,451,093	567,940
Total current assets	5,198,303	9,563,511
Net property and equipment (including assets under capitalized leases)	1,638,395	317,731
Other Assets:
Intangible assets, net of accumulated amortization	9,625,000	9,625,000
Deferred financing costs	3,549,328	-
Restricted cash, deposits and other assets	10,566	20,565
Total other assets	13,184,894	9,645,565
Total assets	$20,021,592	$19,526,807

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,319,219	$365,298
Deferred revenue	90,228	123,708
Derivative warrant liability	5,585,141	1,035,337
Accrued expenses and other liabilities	1,583,975	968,120
Total current liabilities	9,578,563	2,492,463
Deferred revenue, note payable and capital lease obligation, net of discount and current portion	212,423	65,755
Total liabilities	9,790,986	2,558,218
Commitments
Stockholders' Equity:
Convertible preferred stock, Series C & D	30,160	30,160
Common stock	443,737	385,442
Additional paid-in capital	103,658,724	98,116,327
Common stock subscribed for but not paid for or issued	-	6,667
Accumulated deficit	(93,902,015)	(81,570,007)
Total stockholders' equity	10,230,606	16,968,589
Total liabilities and stockholders' equity	$20,021,592	$19,526,807

Condensed Consolidated Statements of Operations
	Years Ended December 31,
	2012	2011
Licensing revenue	$5,119	$302,059
Other revenue	-	145,152
Total revenues	5,119	447,211

Operating Expenses:
Research and development	8,670,710	3,796,127
Selling, general and administrative	6,374,429	4,905,757
Total operating expenses	15,045,139	8,701,884
Loss from operations	(15,040,020)	(8,254,673)

Other Income (Expense):
Interest income (expense), net	(499,392)	(9,118)
Debt financing costs	(455,000)	-
Gain (loss) on extinguishment of debt	-	(1,514)
Gain (loss) on disposals of assets	(21,272)	(1,348)
Gain (loss) on revaluation of derivative warrant liability	3,683,676	(1,762,938)
Other income (expense), net	2,708,012	(1,774,918)
Net loss	(12,332,008)	(10,029,591)

Accretion of dividends on Series B Convertible Perpetual Redeemable Preferred Stock	-	(157,733)
Deemed dividend on beneficial conversion feature of Series D Convertible Preferred Stock	-	(1,975,211)
Deemed dividend on repricing of warrants	-	(4,559,761)
Net loss applicable to common shareholders	$(12,332,008)	$(16,772,296)
Net loss per common share, basic and diluted	$(0.31)	$(0.49)
Basic and diluted weighted average common shares outstanding	39,550,464	34,174,895

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